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Exhibit 99.3

BIOGEN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
REVENUES:
Product	$310,109	$261,563	$881,435	$778,090
Royalties	28,556	26,765	100,439	67,844
Contract	3,117	—	6,253	—

Total revenues	341,782	288,328	988,127	845,934

COSTS AND EXPENSES:
Cost of product revenues	52,325	40,304	139,612	113,240
Cost of royalty revenues	1,939	1,746	6,564	4,337
Research and development	124,434	104,551	325,623	276,366
Selling, general and administrative	89,379	72,646	276,949	237,603
Merger related expenses	2,839	—	6,643	—

Total costs and expenses	270,916	219,247	755,391	631,546

Income from operations	70,866	69,081	232,736	214,388
Other income (expense), net	5,809	(10,459)	12,556	4,673

INCOME BEFORE INCOME TAXES	76,675	58,622	245,292	219,061
Income taxes	21,469	16,414	68,682	61,337

NET INCOME	$55,206	$42,208	$176,610	$157,724

BASIC EARNINGS PER SHARE	$0.37	$0.28	$1.18	$1.06
DILUTED EARNINGS PER SHARE	$0.36	$0.28	$1.17	$1.04
SHARES USED IN COMPUTING:
Basic earnings per share	150,134	149,521	149,746	149,137
Diluted earnings per share	151,823	151,397	151,586	151,878

See Notes to Condensed Consolidated Financial Statements.

BIOGEN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$114,360	$45,113
Marketable securities	811,185	821,996
Accounts receivable, net	211,747	171,067
Deferred tax assets	28,315	38,592
Inventory	93,983	95,378
Other current assets	37,169	43,878

Total current assets	1,296,759	1,216,024

Property, plant and equipment
Cost	1,039,355	953,805
Less accumulated depreciation	259,976	215,746

Property, plant and equipment, net	779,379	738,059

Patents, net	17,245	15,994
Other assets	56,864	36,911

	$2,150,247	$2,006,988

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$34,345	$64,876
Current portion of long-term debt	4,888	4,888
Current taxes payable	89,208	73,824
Accrued expenses and other	155,188	182,745

Total current liabilities	283,629	326,333

Long-term debt, less current portion	34,161	37,410
Long-term deferred tax liabilities	33,696	33,678
Other long-term liabilities	21,835	14,146
Commitments and contingencies	—	—
Shareholders' equity
Common stock	1,517	1,517
Additional paid-in capital	842,427	829,993
Treasury stock, at cost	(58,695)	(90,844)
Retained earnings	957,484	838,756
Accumulated other comprehensive income	34,193	15,999

Total shareholders' equity	1,776,926	1,595,421

	$2,150,247	$2,006,988

See Notes to Condensed Consolidated Financial Statements.

BIOGEN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine months ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$176,610	$157,724
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	44,894	31,357
Tax benefit of stock options	11,910	16,283
Equity in net loss of unconsolidated affiliate	—	3,740
Stock based compensation	524	1,552
Realized (gain) loss on sale of non-current marketable securities	(2,172)	301
Impairment of non-current investments or marketable securities	4,870	10,095
Writedown of inventory to net realizable value	17,443	—
Loan loss reserve	—	10,500
Changes in:
Accounts receivable	(37,006)	22,729
Inventory	(16,048)	(38,333)
Other current and other assets	(12,799)	(8,309)
Accounts payable, accrued expenses, current taxes payable and other current and long-term liabilities	(36,136)	(40,041)

Net cash flows from operating activities	152,090	167,598

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of current marketable securities	(400,745)	(319,965)
Proceeds from sales and maturities of current marketable securities	416,156	300,649
Proceeds from sales of non-current marketable securities	3,715	493
Proceeds from withdrawal from an equity fund	7,217	—
Acquisitions of property and equipment, net	(77,990)	(162,268)
Additions to patents	(2,527)	(406)

Net cash flows from investing activities	(54,174)	(181,497)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments on long-term debt	(3,249)	(3,249)
Purchases of treasury stock	(45,785)	(8,384)
Issuance of treasury stock related to stock option exercises	20,055	21,876
Other	351	69

Net cash flows from financing activities	(28,628)	10,312

Effect of exchange rate changes on cash	(41)	52

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	69,247	(3,535)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45,113	54,042

CASH AND CASH EQUIVALENTS, END OF PERIOD	$114,360	$50,507

See Notes to Condensed Consolidated Financial Statements.

BIOGEN, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.     BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

        Biogen, Inc. ("Biogen" or the "Company") is a global biopharmaceutical company that develops, manufactures and markets novel human therapeutic products. Biogen's primary focus is developing pharmaceutical products that meet unmet medical needs particularly in its core therapeutic areas of neurology, dermatology and rheumatology. Biogen currently sells AVONEX® (Interferon beta-1a) for the treatment of relapsing multiple sclerosis ("MS") and AMEVIVE® (alefacept) for the treatment of adult patients with moderate-to-severe chronic plaque psoriasis who are candidates for systemic therapy or phototherapy. Biogen also receives revenues from royalties on sales by its licensees of a number of products covered under patents that Biogen controls and from contract revenues related to a collaborative agreement with IDEC Pharmaceuticals Corporation ("IDEC").

        In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of only normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows of Biogen and its subsidiaries. The Company's accounting policies are described in the Notes to the Consolidated Financial Statements in the Company's 2002 Annual Report on Form 10-K and updated, as necessary, in this Form 10-Q. Interim results are not necessarily indicative of the operating results for the full year.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        On June 20, 2003, Biogen entered into an Agreement and Plan of Merger with IDEC and Bridges Merger Corporation, a wholly owned subsidiary of IDEC. Under the merger agreement, if all of the applicable conditions are met, Biogen will merge with and into Bridges Merger Corporation and become a wholly owned subsidiary of IDEC and IDEC will change its name to Biogen Idec, Inc. If the merger is completed, Biogen stockholders will receive 1.15 shares of IDEC common stock for each share of Biogen common stock, plus cash in lieu of fractional shares. The shares of the combined company are expected to be traded on the NASDAQ National Market under a new trading symbol. IDEC will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States, which means that the assets and liabilities of Biogen will be recorded, as of the completion of the merger, at their fair values and added to those of IDEC. The merger has been unanimously approved by the board of directors of both IDEC and Biogen. The transaction is subject to approval by the stockholders of both companies and satisfaction of other customary closing conditions. The transaction is expected to be completed in the fourth quarter of 2003. The merger agreement provides for the payment of a termination fee of up to $230 million under certain termination scenarios. In connection with the proposed merger with IDEC, the Company has agreed to pay certain advisors up to $15 million upon completion of the merger, in addition to amounts previously paid, and a lesser amount should the merger terminate, contingent upon certain conditions.

INVENTORIES

        Inventories are stated at the lower of cost or market with cost determined under the first-in/first-out ("FIFO") method. Included in inventory are raw materials used in the production of pre-clinical and clinical products which are expensed as research and development costs when consumed. The components of inventories are as follows:

(in thousands)	September 30, 2003	December 31, 2002
Raw materials	$34,010	$27,027
Work in process	38,545	25,892
Finished goods	21,428	42,459

	$93,983	$95,378

        Biogen writes down obsolete or otherwise unmarketable inventory to its estimated net realizable value. If the actual realizable value is less than that estimated by Biogen, additional inventory write-downs may be required. The Company wrote down $7.9 million and $17.4 million of unmarketable inventory for the three and nine months ended September 30, 2003, respectively, which was charged to cost of product revenues. For the nine months ended September 30, 2003, Biogen wrote off $2.9 million of inventory to research and development since it did not meet commercial specifications but will be utilized in research and development activities.

REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

        SEC Staff Accounting Bulletin No. 101 ("SAB 101") provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 establishes the SEC's view that it is not appropriate to recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. Further, SAB 101 requires that both title and the risks and rewards of ownership be transferred to the buyer before revenue can be recognized. The Company believes that its revenue recognition policies are in compliance with SAB 101.

        Revenues from product sales are recognized when product is shipped and title and risk of loss has passed to the customer. When customers have inspection and approval rights for products, Biogen defers revenue until lapse of that right. Revenues are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances. The Company prepares its estimates for sales returns and allowances, discounts and rebates quarterly based primarily on historical experience updated for changes in facts and circumstances, as appropriate.

        In January 2003, Biogen received regulatory approval to market AMEVIVE in the U.S. In connection with the introduction of AMEVIVE, Biogen implemented a limited launch period initiative undertaken in cooperation with one of Biogen's distributors which provides a refund on purchases of AMEVIVE made after a private payor has initially verified that it will cover the product but later denies the claim after appeal and where the other requirements of the initiative are met. Under this initiative, Biogen's exposure is contractually limited to 10% of the price of all AMEVIVE purchased by the distributor. As a result, Biogen will defer recognition of revenue of 10% of AMEVIVE purchased by the distributor while this initiative was in effect until such time as sufficient history of insurance claims reimbursement becomes available. In connection with the launch initiative, the Company has recorded $1.3 million of deferred revenue in accrued expenses and other at September 30, 2003. This launch initiative is applicable to purchases of AMEVIVE made on or before July 31, 2003 and was replaced with a new initiative undertaken in cooperation with the same distributor. Under this new initiative, the distributor will provide a purchaser with a discount on future purchases of AMEVIVE if a payor has initially verified that it will cover the purchase of AMEVIVE by the purchaser but later denies the claim after appeal and where the other requirements of the initiative are met. Biogen will in turn provide the distributor with a discount on its future purchases of AMEVIVE equal to the amount of the discount provided by the distributor under the initiative, up to a maximum discount of 5% on any purchase order submitted to Biogen by the distributor. This initiative is applicable to purchases of AMEVIVE made on or after August 1, 2003 through July 31, 2004. As a result, effective as of August 1, 2003, Biogen will defer recognition of revenue of 5% of AMEVIVE purchased by the distributor until such time as sufficient history of insurance claims reimbursement becomes available. In connection with this new initiative, the Company has recorded $0.4 million of deferred revenue in accrued expenses and other at September 30, 2003.

        In February 2002, the FASB Emerging Issues Task Force ("EITF") released EITF Issue No. 01-09 ("EITF 01-09"), "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)". EITF 01-09 states that cash consideration (including a sales incentive) given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor's products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement, rather than a sales and marketing expense. The Company has various contracts with distributors that provide for discounts and rebates. These contracts are classified as a reduction of revenue. The Company also maintains select customer service contracts with distributors and other customers in the distribution channel. In accordance with EITF 01-09, the Company has established the fair value of these contracts and, as provided by EITF 01-09, classified these customer service contracts as sales and marketing expense. If the Company should not be able to sustain the fair value of these contracts, the Company would be required to classify these costs as a reduction of revenue. The adoption of EITF 01-09 did not have a significant impact on the Company's financial statements.

        The Company receives royalty revenues under license agreements with a number of third parties that sell products based on technology developed by the Company or to which the Company has rights. There are no future performance obligations on the part of the Company under these license agreements. The license agreements provide for the payment of royalties to the Company based on sales of the licensed product. The Company records these revenues based on estimates of the sales that occurred during the relevant period. Differences between actual royalty revenues and estimated royalty revenues are reconciled and adjusted for in the period which they become known, typically the following quarter. Historically, adjustments have not been material based on actual amounts paid by licensees.

        Revenue is not recognized in any circumstances unless collectibility is reasonably assured.

        Biogen maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of Biogen's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, which could affect future earnings.

        In January 2003, the Company signed a collaboration agreement (the "IDEC Agreement") with IDEC, under which Biogen and IDEC are collaborating on the development of three oncology therapeutics from Biogen's pipeline of early-stage product candidates. Under the terms of the IDEC Agreement, IDEC initially will be responsible for the development costs of the product candidates, until that time, if any, when the Company exercises its opt-in rights (which must be done within a certain timeframe) with respect to each specific product candidate. Prior to exercising its opt-in rights, to the extent that the Company incurs any development costs in relation to the programs contained in the IDEC Agreement, they will be recorded as research and development expense. The reimbursement by IDEC of these costs will be recorded as contract revenue. For the three and nine months ended September 30, 2003, the Company recorded $3.1 million and $6.3 million, respectively, for contract revenue. Upon completion of the proposed merger, contract revenue related to this collaboration agreement will be eliminated.

ACCOUNTING FOR STOCK BASED COMPENSATION

        The Company has several stock-based compensation plans. The Company applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for qualifying options granted to its employees under its plans and applies Statement of Financial Accounting Standards No. 123 "Accounting for Stock Issued to Employees" ("SFAS 123") for disclosure purposes only. The SFAS 123 disclosures include pro forma net income and earnings per share as if the fair value method of accounting had been used. Stock issued to non-employees is accounted for in accordance with SFAS 123 and related interpretations.

        If compensation for employee options had been determined based on SFAS 123, the Company's pro forma net income, and pro forma earnings per share for the three and nine months ending September 30, would have been as follows:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)
	2003	2002	2003	2002
Reported net income	$55,206	$42,208	$176,610	$157,724
Pro forma stock compensation expense, net of tax	10,456	10,546	31,213	32,253

Pro forma net income	$44,750	$31,662	$145,397	$125,471

	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
Reported basic earnings per share	$0.37	$0.28	$1.18	$1.06

Pro forma basic earnings per share	$0.30	$0.21	$0.97	$0.84

Reported diluted earnings per share	$0.36	$0.28	$1.17	$1.04

Pro forma diluted earnings per share	$0.29	$0.21	$0.96	$0.83

        The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Expected dividend yield	0%	0%	0%	0%
Expected stock price volatility	45.44%	43.88%	45.44%	43.88%
Risk-free interest rate	3.50%	4.25%	3.50%	4.25%
Expected option term in years	7.4	7.4	7.4	7.4

        The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 did not apply to awards prior to 1995. Additional awards in future years are anticipated.

2.     FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS 133") requires that all derivatives be recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company assesses, both at its inception and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows of hedged items. The Company assesses hedge ineffectiveness on a quarterly basis and records the gain or loss related to the ineffective portion to current earnings to the extent significant. If the Company determines that a hedged forecasted transaction is no longer probable of occurring, the Company discontinues hedge accounting for the affected portion of the hedge instrument, and any unrealized gain or loss on the contract is recognized in current earnings within other income (expense).

        As of September 30, 2003, the Company had $11.7 million outstanding under a floating rate loan collateralized by one of the Company's laboratory and office buildings in Cambridge, Massachusetts and $27.4 million outstanding under a floating rate loan agreement for financing the construction of its biological manufacturing facility in North Carolina. The Company uses interest rate swap agreements to mitigate the risk associated with its floating rate debt. The fair value of the interest rate swap agreements, representing the cash requirements of the Company to settle the agreements, was approximately $4.4 million and $5.1 million at September 30, 2003 and December 31, 2002, respectively, and was included in accrued expenses and other. The Company has designated the interest rate swaps as cash flow hedges. There were no amounts of hedge ineffectiveness related to the Company's interest rate swaps during the three and nine months ended September 30, 2003 or in the comparable periods of 2002, and no gains or losses were excluded from the assessment of hedge effectiveness. The Company records the differential to be paid or received on the interest rate swaps as incremental interest expense.

        The Company has foreign currency forward contracts to hedge specific forecasted transactions denominated in foreign currencies. All foreign currency forward contracts have durations of ninety days to nine months. These contracts have been designated as cash flow hedges and accordingly, to the extent effective, any unrealized gains or losses on these foreign currency forward contracts are reported in other comprehensive income. Realized gains and losses for the effective portion are recognized with the underlying hedge transaction. The notional settlement amount of the foreign currency forward contracts outstanding at September 30, 2003 was approximately $47.5 million. These contracts had a fair value of approximately $5.3 million, representing an unrealized loss, and were included in accrued expenses and other at September 30, 2003.

        For the three and nine months ended September 30, 2003, there were no significant amounts recognized in earnings due to hedge ineffectiveness. For the three months ended September 30, 2002, there were no significant amounts recognized in earnings due to hedge ineffectiveness. For the nine months ended September 30, 2002, approximately $0.6 million was recognized as expense due to hedge ineffectiveness. For the three and nine months ended September 30, 2003 and 2002, there were no significant amounts recognized as a result of the discontinuance of cash flow hedge accounting because it was no longer probable that the hedge forecasted transaction would occur. The Company recognized approximately $2.7 million and $7.8 million of losses in product revenue for the settlement of certain effective cash flow hedge instruments for the three and nine months ended September 30, 2003, respectively. The Company recognized approximately $1.4 million and $4.0 million of losses in royalty revenue for the settlement of certain effective cash flow hedge instruments for the three and nine months ended September 30, 2003, respectively. The Company recognized approximately $2.3 million and $2.7 million of losses in product revenue for the settlement of certain effective cash flow hedge instruments for the three and nine months ended September 30, 2002, respectively. The Company recognized approximately $0.6 million and $0.9 million of losses in royalty revenue for the settlement of certain effective cash flow hedge instruments for the three and nine months ended September 30, 2002, respectively. These settlements were recorded in the same period as the related forecasted transactions affected earnings.

3.     COMPREHENSIVE INCOME

        Comprehensive income comprises net income and other comprehensive income. Other comprehensive income includes certain changes in equity that are excluded from net income, such as translation adjustments and unrealized holding gains and losses on available-for-sale marketable securities, net of tax and derivative instruments, net of tax. Comprehensive income for the three months ended September 30, 2003 and 2002 was $60.9 million and $54.3 million, respectively. Comprehensive income for the nine months ended September 30, 2003 and 2002 was $194.8 million and $163 million, respectively.

4.     EARNINGS PER SHARE

        The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average number of shares of common stock outstanding. For purposes of calculating diluted earnings per share, the denominator includes both the weighted average number of shares of common stock outstanding and the number of dilutive common stock equivalents such as stock options and warrants, as determined using the treasury stock method.

        Shares used in calculating basic and diluted earnings per share for the three and nine month periods ending September 30, are as follows:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)
	2003	2002	2003	2002
Weighted average number of shares of common stock outstanding	150,134	149,521	149,746	149,137
Dilutive stock options and warrants	1,689	1,876	1,840	2,741

Shares used in calculating diluted earnings per share	151,823	151,397	151,586	151,878

        Options to purchase approximately 13.2 million and 10.7 million shares were outstanding at September 30, 2003 and 2002, respectively, but not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price during the period.

5.     SHARE REPURCHASE PROGRAM

        On December 18, 2000, the Company announced that its Board of Directors had authorized the repurchase of up to 4 million shares of the Company's common stock. The repurchased stock provides the Company with treasury shares for general corporate purposes, such as stock to be issued under employee stock option and stock purchase plans. During the first nine months of 2003, the Company repurchased approximately 1.2 million shares of its common stock under this program at a cost of $45.8 million. The Company purchased 145,000 shares during the first nine months of 2002 at a cost of $8.4 million. During 2001, the Company repurchased approximately 1.5 million shares of its common stock at a cost of $88.3 million. Approximately 1.2 million shares remain authorized for repurchase under this program at September 30, 2003.

6.     OTHER INCOME, NET

        Other income, net consists of the following (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Interest income	$8,833	$10,255	$26,830	$31,320
Interest expense	(952)	(733)	(2,586)	(2,655)
Other expense	(2,072)	(19,981)	(11,688)	(23,992)

Total other income (expense), net	$5,809	$(10,459)	$12,556	$4,673

        Other expense for the three months ended September 30, 2003 consists primarily of $0.7 million of realized gains from the sale of noncurrent marketable securities, a charge of $1.8 million related to the impairment of certain noncurrent investments, and $0.5 million of foreign exchange remeasurement losses. Other expense for the three months ended September 30, 2002 consisted primarily of $0.9 million of losses attributable to a fund in which Biogen had invested, a charge of $7.9 million related to the writedown of certain investments, and a $10.5 million charge for the establishment of a reserve related to an outstanding loan to a collaborator.

        Other expense for the nine months ended September 30, 2003 consists primarily of a $12.9 million charge related to the settlement of a patent infringement dispute, a $3.1 million writedown of Biogen's investment in Eos Biotechnology Inc. ("Eos") due to Protein Design Lab, Inc's acquisition of Eos in the first quarter of 2003, $1.7 million of foreign exchange remeasurement gains, $2.2 million of realized gains from the sale of noncurrent marketable securities, $1.8 million related to the impairment of certain noncurrent investments, and $1.5 million of gains on sales of current marketable securities. Other expense for the nine months ended September 30, 2002 consisted primarily of $3.7 million of losses attributable to a fund in which Biogen had invested, a charge of $10.1 million related to the writedown of certain investments, and a $10.5 million charge for the establishment of a reserve related to an outstanding loan to a collaborator.

7.     INCOME TAX EXPENSE

        Income tax expense as a percentage of pre-tax income was 28% for the three and nine months ended September 30, 2003 and 2002. The effective tax rate varied from the U.S. statutory rates for the first nine months of 2003 and 2002 primarily due to higher sales in European jurisdictions with lower tax rates and to the utilization of research and development credits.

8.     LITIGATION

        On October 13, 1998, the Company filed an opposition with the Opposition Division of the European Patent Office opposing the grant of a European patent (the "Rentschler II Patent") issued to Dr. Rentschler Biotechnologie GmbH ("Rentschler") claiming compositions of matter of beta interferon having specific glycosylation patterns. On November 6, 2002, a hearing took place with regard to the Company's opposition of the Rentschler II Patent in the European Patent Office. The Opposition Board of the European Patent Office ruled that the present claims of the Rentschler II Patent should be maintained. Following this decision, Rentschler Biotechnologie GmbH & Co. KG sued the Company's German subsidiary, Biogen GmbH, for infringement of the Rentschler II Patent in Germany. In April 2003, the Company and Rentschler settled their litigation which brought to a close all pending legal proceedings in the German district court and the European Patent Office. Under the Settlement and License Agreement, the Company agreed to pay Rentschler $12.9 million as a one-time payment in settlement of litigation and has agreed to an ongoing royalty on sales of AVONEX in the relevant European countries in which the Rentschler II patent is in effect. As part of the settlement, both parties agreed not to pursue further litigation on these patents, including any appeal of the decision in the European Patent Office.

        Because the substantive terms of the Rentschler settlement arrangement were agreed to in the first quarter of 2003, the Company determined that the provisions of SFAS 5, "Accounting for Contingencies," required that the Company account for this settlement in the first quarter of 2003. As a result, the Company recorded a charge of $12.9 million related to the settlement in other income (expense), net in its March 31, 2003 financial statements.

        Along with most other major pharmaceutical and biotechnology companies, the Company has been named as a defendant in a lawsuit filed by each of the County of Suffolk, New York, the County of Westchester, New York, and the County of Rockland, New York. The Suffolk County case is pending in the U.S. District Court for the District of Massachusetts. The Westchester County case and the Rockland County case were brought in the third quarter of 2003 in the U.S. District Court for the Southern District of New York; it is anticipated that these cases will be transferred to the U.S. District Court for the District of Massachusetts. The complaints allege that the defendants overstated the Average Wholesale Price ("AWP") for drugs for which Medicaid provides reimbursement ("Covered Drugs"), marketed and promoted the sale of Covered Drugs to providers based on the providers ability to collect inflated payments from the government and Medicaid beneficiaries that exceeded payments possible for competing drugs, provided financing incentives to providers to over-prescribe Covered Drugs or to prescribe Covered Drugs in place of competing drugs, and overcharged Medicaid for illegally inflated Covered Drugs reimbursements. The complaint further alleges that the defendants failed to accurately report the "best price" on the Covered Drugs to New York's Medicaid program. Under Medicaid, pharmaceutical and biotechnology companies agree to pay Medicaid programs a rebate for each product reimbursed by Medicaid. The amount of the rebate is often the difference between the average manufacturers price and the best price reported by companies to the Medicaid program. Plaintiffs claim that they were harmed because they could have allotted the dollars that they wrongfully spent on Medicaid to other public needs. Plaintiffs have brought the action under the Racketeering Influence and Corrupt Organizations Act (RICO), and for breach of contract, unjust enrichment, unfair trade practices, Medicaid fraud, common law fraud, and violation of each of the federal Medicaid Statute, the New York Social Services Law and the New York Department of Health Regulations. In September 2003, the Company joined other named defendants in filing with the U.S. District Court for the District of Massachusetts a Motion to Dismiss the Amended Suffolk County Complaint. The Company intends to vigorously defend itself against all of the allegations and claims in these lawsuits. As a result, an estimate of any potential loss or range of loss cannot be made at this time.

        On June 25, 2003, a suit was filed in the Superior Court of California, County of San Diego, on behalf of a purported class of Biogen stockholders against Biogen, IDEC and certain members of Biogen's board of directors alleging, among other things, that the members of Biogen's board of directors breached their fiduciary duties of candor, loyalty, due care, independence, good faith and fair dealing by tailoring the structural terms of the merger to meet the specific needs of IDEC rather than attempting to obtain the highest price reasonably available for Biogen. An agreement in principal to resolve the suit has been reached based upon the disclosure of certain additional information in the joint proxy statement/prospectus in the registration statement on Form S-4 filed by IDEC in connection with the proposed merger between the Company and IDEC and the payment of attorneys' fees in an amount to be determined by the court. The settlement and related attorney fees are not expected to be material.

        On July 15, 2003, Biogen filed suit against Trustees of Columbia University in the City of New York ("Columbia") in the United States District Court for the District of Massachusetts, contending that Biogen no longer has any obligation to pay royalties to Columbia on sales of AVONEX in the U.S. under a 1993 License Agreement between Biogen and Columbia related to U.S. Patent Nos. 4,399,216; 4,634,665; and 5,179,017 (the "Original Patents") or under a newly issued patent, U.S. Patent No. 6,455,275 (the "275 Patent"). In its suit, Biogen is seeking a declaratory judgment that it has no obligation to pay any further royalties under the license agreement because the Original Patents have expired and the "275 Patent is invalid and unenforceable; and that Columbia should be permanently enjoined from demanding any further royalties based on the "275 Patent or on any pending continuations, continuations-in-part, or divisional applications of the Original Patents. Columbia has taken the position that Biogen still owes it royalties under the license agreement on the basis of the "275 Patent which was issued on September 24, 2002, over two years after the expiration of the Original Patents. Genzyme Corporation and Abbott Bioresearch Center, Inc. have joined Biogen in its suit against Columbia. In the event that Biogen is unsuccessful in the present litigation, Biogen may be liable for damages suffered by Columbia with respect to withheld royalties and such other relief as Columbia may seek and be granted by the Court. In the second quarter 2003, as a result of the Company's assessment of the invalidity of the "275 Patent, the Company determined that it was probable that no additional amounts would be paid to Columbia. As a result, the Company eliminated a related accrual of $8 million in cost of product revenues and no longer provides for any royalties related to the "275 Patent.

9.     SEGMENT INFORMATION

        The Company operates in one segment, which is the business of developing, manufacturing and marketing drugs for human health care. The chief operating decision-makers review the profit and loss of the Company on an aggregate basis and manage the operations of the Company as a single operating segment. The Company currently derives product revenues primarily from sales of its

AVONEX product for the treatment of relapsing forms of MS, and to a lesser extent, from sales of its AMEVIVE product, approved by the U.S. Food and Drug Administration in January 2003 for the treatment of adult patients with moderate-to-severe chronic plaque psoriasis who are candidates for systemic therapy or phototherapy. The Company also derives revenue from royalties on sales by the Company's licensees of a number of products covered under patents controlled by the Company and from contract revenues related to a collaborative agreement with IDEC.

10.   GUARANTEES

        Under its charter, the Company has agreed to indemnify any person who is made a party to any action or threatened with any action as a result of such person's serving or having served as an officer or director of the Company or having served, at the Company's request, as an officer or director of another company. The indemnification does not apply if the person is adjudicated not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the Company. The indemnification obligation survives termination of the indemnified party's involvement with the Company but only as to those claims arising from such person's role as an officer or director. The Company has separate indemnification agreements with certain of its officers and directors that do not provide any greater coverage than that found in the charter provisions. The maximum potential amount of future payments that the Company could be required to make under the charter provision and the corresponding indemnification agreements is unlimited; however, the Company has Director and Officer insurance policies that, in most cases, would limit its exposure and enable it to recover a portion of any future amounts paid. The estimated fair value of these indemnification provisions is minimal. Accordingly, we have no liabilities recorded for these provisions as of September 30, 2003.

        The Company enters into indemnification provisions under its agreements with other companies in its ordinary course of business, typically with business partners, financial advisors, contractors, clinical sites and customers. Under these provisions the Company generally indemnifies and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of September 30, 2003.

11.   NEW ACCOUNTING PRONOUNCEMENTS

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risk will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN 46 also requires enhanced disclosure requirements related to variable interest entities. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material effect on the Company's financial statements.

        In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts

(collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The adoption of SFAS 149 is not expected to have a material effect on the Company's financial statements.

        In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company's financial statements.

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